Exhibit 99.1

GTT Completes Acquisition of Interoute

MCLEAN, Va., May 31, 2018 — GTT Communications, Inc. (NYSE: GTT), the leading global cloud networking provider to multinational clients, announced today the completion of its acquisition of Interoute, operator of one of Europe’s largest independent fiber networks.

“The acquisition of Interoute represents a major milestone in delivering on our purpose of connecting people across organizations, around the world and to every application in the cloud,” said Rick Calder, GTT president and CEO. “Our enhanced scale, expanded network footprint and award-winning product capabilities reinforce our position as a global leader in cloud networking. We look forward to bringing the benefits of this acquisition to our valued clients across the world.”

The addition of Interoute:

•              Significantly augments scale, expanding GTT’s Tier 1 global IP network with one of Europe’s most extensive fiber footprints;

•              Creates the most comprehensive and competitive global cloud networking platform in the industry;

•              Adds a large base of marquee multinational clients, balanced across geographies and verticals, with very high levels of recurring revenue;

•              Strengthens GTT’s leadership in software-defined wide area networking (SD-WAN); and

•              Enhances GTT’s global team with a world-class sales, operations and customer service organization.

GTT expects to complete the integration of Interoute within three to four quarters after closing.

About GTT

GTT is redefining global communications to serve a cloud-based future, connecting people across organizations, around the world and to every application in the cloud. Our clients benefit from an outstanding service experience built on our core values of simplicity, speed and agility. A Fortune Future 50 company, GTT owns and operates a global Tier 1 internet network and provides a comprehensive suite of cloud networking services to any location in the world. For more information on GTT, please visit www.gtt.net.

GTT Media Inquiries:

Marion Janic, RooneyPartners
+1-212-223-4017
mjanic@rooneyco.com

Bob Cavosi, RooneyPartners
+1-646-638-9891
rcavosi@rooneyco.com

GTT Investor Relations:

Jody Burfening/Carolyn Capaccio, LHA

+1.212.838.3777

ccapaccio@lhai.com